EXHIBIT 99.1
Sila Realty Trust, Inc. Completes Disposition of Webster Healthcare Facility II for $258.4 Million
December 15, 2023
TAMPA, Fla. - Sila Realty Trust, Inc. (the "Company") announced today the disposition of Webster Healthcare Facility II (the “UTMB Health Clear Lake Hospital”) to the Board of Regents of the University of Texas System for a sales price of approximately $258.4 million.
The UTMB Health Clear Lake Hospital, located in Webster, Texas, is an approximately 373,000 square foot short-term acute care hospital with 199 licensed beds. Until the disposition, the facility has been leased to the Board of Regents of the University of Texas and operated as the Clear Lake Campus for the University of Texas Medical Branch. The lease agreement contained a purchase option, in favor of the Board of Regents of the University of Texas, which it elected to exercise and close on the purchase.
The Company used a portion of the net sales proceeds to pay down all of its outstanding variable rate debt, leaving the Company with 100% of its debt fixed through interest rate swaps, with the balance of proceeds to be used for general corporate purposes.
Michael A. Seton, President and Chief Executive Officer, stated, “We are pleased to announce that we have successfully executed on the sale of the UTMB Health Clear Lake Hospital, which was a significant asset within our portfolio and one of our few owned short-term acute care hospitals. We have used the substantial proceeds from this sale to further fortify our already low leveraged balance sheet and we anticipate expanding our high quality, diversified healthcare portfolio into more outpatient and post-acute healthcare assets. We continue to be steadfast on maximizing the value of the Company and seeking liquidity for our stockholders.”
About Sila Realty Trust, Inc.
Sila Realty Trust, Inc. is a public, non-listed net lease real estate investment trust with a strategic focus on investing in the significant, growing, and resilient healthcare sector of the U.S. economy. The Company is primarily focused on investing in healthcare assets across the continuum of care, with an emphasis on lower cost patient settings, which generate predictable, durable, and growing income streams. As of September 30, 2023, the Company owned 132 real estate properties and two undeveloped land parcels located in 58 markets across the country.
Forward-Looking Statements
Certain statements contained herein, other than historical fact, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases, including references to the Company’s use of proceeds from this transaction, the expansion of the Company’s portfolio, and its goal to maximize stockholder value and seek liquidity. Forward-looking statements are subject to various risks and uncertainties and factors that could cause actual results to differ materially from the Company's expectations, and you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company's control and could materially affect the Company's results of operations, financial condition, cash flows, performance or future achievements or events. Additional factors include those described under the section entitled Item 1A. "Risk Factors" of Part I of the Company's 2022 Annual Report on Form 10-K with the SEC, copies of which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Miles Callahan, Senior Vice President of Capital Markets and Investor Relations
833-404-4107
IR@silarealtytrust.com